Exhibit 99.1

PTK ACQUISITION CORP.

Announces Receipt of Expected

NYSE Notice Regarding Delayed Form 10-Q Filing

NEW YORK, May 28, 2021— PTK Acquisition Corp. (NYSE: PTK, the “Company”) announced today it that on May 25, 2021, the Company received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual because the Company has not timely filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The Notice has no immediate effect on the listing of the Company’s stock on the NYSE, and indicated that the Company has six months to file its Form 10-Q to regain compliance.

As reported by the Company in its Form 12b-25 filed with the SEC on May 17, 2021, the Company reevaluated the accounting treatment of its warrants (the “Warrants”) following the issuance by the Staff of the SEC of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”), which provides guidance for all SPACs regarding the accounting and reporting for their warrants. The Company is in the process of determining, based on the SEC Staff Statement, whether the Warrants should be classified as liabilities measured at fair value, with subsequent changes in fair value recorded in the Company’s Statement of Operations each reporting period. The Company continues to work diligently to complete the Form 10-Q as soon as possible.

About PTK Acquisition Corp.

PTK Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. With extensive operational and investment experience in the hardware and semiconductor industries, the PTK management team leverages global market relationships to tap into synergies across the electronics and automotive value chain. PTK Acquisition Corp. targets companies that focus on the most innovative subsectors within corporate and institutional information technology, hardware and software systems, and markets for the consumer-oriented gaming and digital entertainment. For more information: www.ptktech.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’ registration statements and other filings with the SEC and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Ker Zhang

Secretary and Director

kerzhang@ptktech.com